Vonage Holding Corp.

Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-131659

May 17, 2006

Selected Risk Factors

You must select one option under each Risk Factor.

1. **An investment in Vonage's common stock is considered highly speculative and aggressively risky. You could lose all the money you invest in Vonage common stock.**
   - ○ I would like to proceed.
   - ○ I do not want to participate in the Vonage Customer Directed Share Program.

2. **Vonage has had increasing losses since its inception and expects to continue to incur losses in the future. The market value of Vonage's common stock could fall and you could lose all the money you invest.**
   - ○ I would like to proceed.
   - ○ I do not want to participate in the Vonage Customer Directed Share Program.

3. **Vonage operates in a highly competitive industry and competes with many companies that are bigger and financially stronger than it is. If Vonage is not able to compete successfully against these companies for customers, its business could fail and you could lose all the money you invest.**
   - ○ I would like to proceed.
   - ○ I do not want to participate in the Vonage Customer Directed Share Program.

4. **Vonage's success depends on mainstream consumers switching to Vonage from their traditional telephone companies. Mainstream consumers are generally resistant to new technologies like those used by Vonage and may never leave their traditional service. If mainstream consumers fail to adopt Vonage's service, Vonage's business may not survive. You could lose all the money you invest.**
   - ○ I would like to proceed.
   - ○ I do not want to participate in the Vonage Customer Directed Share Program.

5. **Vonage's business model depends on its use of new technology that allows it to offer cheaper service to its customers. Competitors may soon develop technology that allows them to offer better or cheaper service. If that happens, Vonage may be unable to compete and its business may not survive. You could lose all the money you invest.**

- ○ I would like to proceed.
- ○ I do not want to participate in the Vonage Customer Directed Share Program.

6. **After the initial public offering, Vonage's stock may trade at a price below the price you pay for your shares. In addition, you may not be able to find buyers for your Vonage common stock at a price that is acceptable to you. If that happens, you could be unable to sell your shares and could lose all the money you invest.**

- ○ I would like to proceed.
- ○ I do not want to participate in the Vonage Customer Directed Share Program.

7. **Stock markets generally experience price fluctuations, and Vonage's stock price may be particularly volatile. This volatility could cause the value of Vonage's stock to decrease significantly, and you could lose all the money you invest.**

- ○ I would like to proceed.
- ○ I do not want to participate in the Vonage Customer Directed Share Program.

8. **Neither Vonage nor any of the underwriters are recommending that you purchase Vonage common stock in this program. Any decision to participate in this program must be made by you, based on your own independent judgment and after carefully reviewing all information contained in the prospectus. You may wish to speak with an independent financial or tax advisor before making any decision to purchase Vonage common stock. You should understand and carefully consider all of the information contained in the prospectus relating to the initial public offering, especially the information set forth under the heading "Risk Factors" and the terms and conditions of the Vonage Customer Directed Share Program set forth on the Terms & Conditions page of this website.**

- ○ I would like to proceed.
- ○ I do not want to participate in the Vonage Customer Directed Share Program.